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Starbucks Corporation

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Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

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From time to time, the Strategic Organizing Center may make the following communications, or substantially similar variations thereon, to shareholders of Starbucks Corporation via the Strategic Organizing Center’s social media channels and may refer to the attached article from Bloomberg.

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We believe Starbucks’ approach to its labor issues is causing significant reputational damage to the Company and its shareholders. Bloomberg columnists Beth Kowitt and Leticia Miranda write that the Company has been ignoring its social issues, including its labor approach, for too long: “Corporations and Wall Street long put these kinds of social issues into the bucket of reputational risk. It’s time to start accepting that they’re risks to the bottom line, too.” Read more here: https://bit.ly/SBUXBBG. #BrewABetterStarbucks

Starbucks shareholders: The SOC is seeking to bring urgently needed change to the Starbucks boardroom with highly qualified nominees with much needed expertise. Vote for the SOC’s nominees TODAY by calling (877) 285-5990. Visit www.BrewABetterStarbucks.com to learn more about our campaign. #BrewABetterStarbucks

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Starbucks Earnings Are a Warning: Take Boycotts Seriously [Opinion]

Bloomberg

By Beth Kowitt and Leticia Miranda

February 1, 2024

Customer pushback over the company’s union battle and its statements on the Israel-Hamas war are hitting the coffee chain’s bottom line.

Starbucks Corp.’s earnings miss on Tuesday was bleak but not shocking. Close watchers of the Seattle-based coffee chain had been preparing for lackluster results given a slowdown in discretionary spending, and growing price consciousness and competition in China.

But analysts also pointed to another, more surprising factor weighing on the company’s results: the impact of consumer boycotts over the war in Gaza and the chain’s drawn-out battle against employees’ unionization efforts.

Up until now, Wall Street had been hesitant to give much credence to the idea that Starbucks’ embroilment in a firestorm of social, cultural and geopolitical issues could impact its financial performance. Instead, most analysts wrote off previous boycott threats as “noise,” or said labor organizing only impacts a fraction of stores. But Tuesday’s results, with the company posting its slowest sales growth in a year, shows we’ve entered a new era. A generational shift is underway among consumers, and when companies step on the wrong side of certain hot-button issues, their customers are reacting. Gen Z in particular has shown they are willing to do more than just post video rants on TikTok, actually putting their money where their mouth is.

It’s understandable that most analysts have tended to overlook the damage a boycott can do. The business impact of angry customers is hard to quantify and doesn’t fit neatly into a financial model. And historically, consumers have rarely followed through. We can even look to Starbucks itself for an example. After the coffee company promised to hire 10,000 refugees in response to President Donald Trump’s 2016 immigration ban, two consumer groups formed: one threatening to boycott Starbucks, and another saying it would “buycott” in support of the pledge. A study underway from Brayden King, a professor at Kellogg School of Management at Northwestern University, has found that, in reality, neither group ended up changing their purchasing behavior.

But eight years later, the landscape has shifted — in large part because of how fragmented the news ecosystem has become. Consumers are losing trust in mainstream media and increasingly turning to their social feeds for information; more than three-quarters of Gen Z adults and two-thirds of millennials rely on social media for news, according to S&P Global Market Intelligence. On places like TikTok and Instagram, chatter about a business, whether accurate or not, travels fast and tempers can be quick to inflame.

Starbucks is just the latest company to learn that a social media frenzy can have concrete business consequences. Last year, Bud Light lost its spot as the top-selling beer in the US after a partnership with transgender social media influencer Dylan Mulvaney led to blowback from conservatives. Over the summer, Target said that a “negative reaction” to its Pride Month collection contributed to its sales decline in the second quarter last year.

But there’s something unique about the Starbucks backlash. Not only is it coming from the political left, but it’s hitting on two fronts: a messy public battle with its union and anger over the Israel-Hamas war. The two issues became entangled in October two days after the Hamas attack on Israel, when the employee union Starbucks Workers United posted a now deleted tweet reading “Solidarity with Palestine!” on X, formerly known as Twitter. Starbucks quickly distanced itself from the union in a statement that said, “We unequivocally condemn acts of terrorism, hate and violence, and disagree with the statements and views expressed by Workers United and its members. Workers United’s words and actions belong to them, and them alone.” Consumers who have been critical of the company’s alleged union-busting and Israel’s invasion of Gaza vowed to boycott the company.

Starbucks is in a particularly vulnerable spot. Over the years, the coffee giant has cultivated a reputation as a progressive company, speaking out on social issues like Black Lives Matter and same-sex marriage long before that became the norm in parts corporate America. Now, the company’s public stances have made it more of a target when customers don’t feel like it’s living up to its purported values. In comparison, McDonald’s has also been the subject of boycotts after reports that an Israeli franchisee gave free meals to the Israeli military. But Bloomberg Intelligence research parsing social media data predicted that the impact on McDonald’s sales and traffic would be short-lived, while Starbucks could feel the effects of its boycotts into 2024.

The Bloomberg Intelligence report found that social media posts calling for boycotting Starbucks jumped to an average of 466,000 a month in the fourth quarter, compared to 3,200 the rest of the year. That seems to have translated into real action, especially on college campuses. Cornell University said it won’t renew its contract with Starbucks after students protested the company’s anti-union tactics. Students at UCLA and UC Riverside are petitioning to have the schools end their relationships with the company. These actions impact only a few stores but should be worrisome to Starbucks since college students are its future customer base.

Starbucks now seems to be acknowledging the effects on the business. During its earnings call on Tuesday, Chief Executive Officer Laxman Narasimhan told investors that events in the Middle East “had an impact in the U.S., driven by misperceptions about our position.” And the company’s stance on the union seems to have softened. Last month Starbucks sent a public letter saying it wanted to resume bargaining and reach a contract with represented stores in the coming year, and in November it announced a new board committee in part formed to address employee interests.

This seems like progress. Corporations and Wall Street long put these kinds of social issues into the bucket of reputational risk. It’s time to start accepting that they’re risks to the bottom line, too.